AJ. ROBBINS, P.C.
CERTIFIED PUBLIC ACCOUNTANTS
216 SIXTEENTH STREET
SUITE 600
DENVER, COLORADO 80202

April 7, 2011

United States Securities and
  Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Asia Entertainment & Resources, Ltd.

Dear Sir/Madam:

We have read the information required by item 16F of Form 20-F included in the Post-Effective Amendment No. 4 to Registration Statement No. 333-166860 on Form F-3 to Form F-1 dated April 7, 2011 of Asia Entertainment & Resources, Ltd. regarding the change of auditors. We agree with such statement made regarding our firm in Change In Certifying Accountant section paragraphs one through three in the current Form F-3. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

AJ. Robbins, PC

by  /s/ Richard J. Fleischman
      Richard J. Fleischman, CPA